Exhibit 99.1

Contact: Matthew P. Deines, President and Chief Executive Officer Geri Bullard, EVP and Chief Financial Officer First Northwest Bancorp 360-457-0461

PORT ANGELES, Wash., Oct. 27, 2021 (GLOBE NEWSWIRE) -- First Northwest Bancorp (Nasdaq: FNWB)

FIRST NORTHWEST BANCORP ANNOUNCES RECORD EARNINGS IN THE THIRD QUARTER OF 2021

Net Income	Diluted Earnings Per Share	YTD Loan Growth	Net Interest Margin	Book Value per Share
$4.2 Million	$0.45	18%	3.58%	$18.65
				$18.48[1], excluding goodwill and intangibles

CEO Commentary

“First Fed achieved strong loan growth and record earnings in the third quarter as our strategic investment in technology, market expansion and personnel continues to deliver results,” said Matthew P. Deines, President and CEO of First Northwest Bancorp. “We believe our momentum will help us to continue to grow revenue, deliver results and create shareholder value in the years to come.”

“We continue to make progress on all aspects of our business with significant loan and revenue growth and enhancements to our deposit franchise,” Deines added. “Loan growth in the third quarter was broad-based due to solid commercial real estate and construction lending originations and partnerships with select specialty lenders who give us the ability to add consumer loans with attractive risk-adjusted returns. Growth in our balance sheet led to a healthy increase in interest income while improvements in our deposit franchise kept interest expense stable.”

The Board of Directors of First Northwest Bancorp declared a quarterly cash dividend of $0.07 per common share. The dividend will be payable on November 26, 2021, to shareholders of record as of the close of business on November 12, 2021. On July 23, we closed on the previously announced Bellevue branch purchase from Sterling Savings and Trust. The branch had over $65 million in deposits at closing.

Quarter Ended September 30, 2021 to June 30, 2021	Quarter Ended September 30, 2021 to September 30, 2020
Financial Highlights
Net income of $4.2 million and diluted earnings per share of $0.45, compared to $3.0 million and $0.32, respectively	Net income of $4.2 million and diluted earnings per share of $0.45, compared to $3.7 million and $0.40, respectively
Total revenue of $21.1 million, an increase of 11.3%, or $2.1 million, compared to an increase in non-interest expenses of 1.7%, or $227,000	Total revenue of $21.1 million, an increase of 16.0%, or $2.9 million, compared to an increase in non-interest expenses of 38.2%, or $3.9 million
Effective tax rate of 18.9% for both quarters	Effective tax rate of 17.2%, compared to 28.1%
Financial Position
Total assets of $1.85 billion, up $57.7 million, or 3.2%	Increase in total assets of $280.5 million, or 17.9%
Total gross loans of $1.35 billion, up $96.7 million, or 7.7%	Increase in total gross loans of $280.0 million, or 26.1%
Total deposits of $1.52 billion, up $81.2 million, or 5.6%	Increase in total deposits of $268.5 million, or 21.4%
Asset Quality
Nonperforming assets (nonaccrual loans and repossessed assets) to total assets of 0.06%, compared to 0.10%	Nonperforming assets (nonaccrual loans and repossessed assets) to total assets of 0.06%, compared to 0.21%
Net loan charge-offs to average loans outstanding of approximately 0.00% for both quarters	Net loan charge-offs to average loans outstanding of approximately 0.01%, compared to 0.04%
Key Performance Metrics
Net interest margin of 3.58%, compared to 3.34%	Net interest margin of 3.58%, compared to 3.36%
Efficiency ratio of 70.3%, compared to 78.2%	Efficiency ratio of 70.3%, compared to 60.9%
Return on average assets and on tangible common equity[1] of 0.92% and 8.93%, compared to 0.69% and 6.37%, respectively	Return on average assets and on tangible common equity[1] of 0.92% and 8.93%, compared to 0.99% and 8.09%, respectively
Tangible book value per share[1] of $18.48, a decrease from $18.49	Tangible book value per share[1] of $18.48, an increase of 4.70% from $17.65
Year-To-Date Highlights
Net income of $10.3 million and diluted earnings per share of $1.11, up 57.8% and 60.9%, from $6.5 million and $0.69, respectively
Total revenue of $57.3 million, an increase of 17.2%, or $8.4 million, compared to an increase in noninterest expenses of 33.6%, or $10.0 million
Effective tax rate of 17.2%, compared to 24.4%
Net interest margin of 3.48%, compared to 3.20%
Efficiency ratio of 73.5%, compared to 70.0%
Return on average assets and on tangible common equity[1] of 0.79% and 7.41%, compared to 0.62% and 4.82%
Repurchased 291,932 shares of common stock at an average price of $16.87 per share for a total of $4.9 million year-to-date

1 See reconciliation of Non-GAAP Financial Measures on page 14.

Balance Sheet Review

Total assets increased $57.7 million, or 3.2%, to $1.85 billion at September 30, 2021, compared to $1.79 billion at June 30, 2021, and increased $280.5 million, or 17.9%, compared to $1.56 billion at September 30, 2020.

Cash and cash equivalents decreased by $4.6 million, or 5.7%, to $76.1 million as of September 30, 2021, compared to $80.7 million as of June 30, 2021. The Company continues to deploy excess cash and move it into higher yielding assets relative to cash.

Investment securities decreased $44.6 million, or 12.0%, to $325.9 million at September 30, 2021, compared to $370.5 million three months earlier, and decreased $43.2 million compared to $369.1 million at September 30, 2020. At September 30, 2021, municipal bonds totaled $110.3 million and comprised the largest portion of the investment portfolio at 33.8%. The estimated average life of the total investment securities portfolio was approximately 5.84 years.

Securities consisted of the following at the dates indicated:

	September 30, 2021	June 30, 2021	September 30, 2020	Three Month Change	One Year Change
	(In thousands)
Available for Sale at Fair Value
Municipal bonds	$110,265	$130,458	$97,143	$(20,193)	$13,122
U.S. government and agency issued bonds (Agency bonds)	1,940	1,949	—	(9)	1,940
U.S. government agency issued asset-backed securities (ABS agency)	—	36,564	73,618	(36,564)	(73,618)
Corporate issued asset-backed securities (ABS corporate)	11,016	4,000	32,747	7,016	(21,731)
Corporate issued debt securities (Corporate debt)	55,946	49,880	33,230	6,066	22,716
U.S. Small Business Administration securities (SBA)	15,842	16,753	23,864	(911)	(8,022)
Mortgage-backed securities:
U.S. government agency issued mortgage-backed securities (MBS agency)	75,091	75,429	92,402	(338)	(17,311)
Corporate issued mortgage-backed securities (MBS corporate)	55,790	55,467	16,107	323	39,683
Total securities available for sale	$325,890	$370,500	$369,111	$(44,610)	$(43,221)

Net loans, excluding loans held for sale, increased $98.8 million, or 7.9%, to $1.35 billion at September 30, 2021, from $1.25 billion at June 30, 2021, and increased $283.7 million, or 26.7%, from $1.06 billion a year ago. Commercial business loans increased $15.9 million during the quarter, mainly as the result of a $27.5 million increase in Northpointe Mortgage Participation program loans, partially offset by a $17.8 million decrease related to Paycheck Protection Program (“PPP”) loans paid off during the quarter.

The Company originated $52.7 million in residential mortgages during the third quarter and sold $22.3 million, with an average gross margin on sale of mortgage loans of approximately 2.67%. This production compares to residential mortgage originations of $51.9 million in the preceding quarter with sales of $28.7 million, with an average gross margin of 2.54%.

Loans receivable consisted of the following at the dates indicated:

	September 30, 2021	June 30, 2021	September 30, 2020	Three Month Change	One Year Change
	(In thousands)
Real Estate:
One to four family	$294,432	$301,816	$317,755	$(7,384)	$(23,323)
Multi-family	177,560	166,502	127,569	11,058	49,991
Commercial real estate	353,356	319,644	283,390	33,712	69,966
Construction and land	214,472	183,685	75,204	30,787	139,268
Total real estate loans	1,039,820	971,647	803,918	68,173	235,902

Consumer:
Home equity	38,881	36,886	34,120	1,995	4,761
Auto and other consumer	182,238	171,617	111,782	10,621	70,456
Total consumer loans	221,119	208,503	145,902	12,616	75,217

Commercial business	91,939	75,995	123,036	15,944	(31,097)

Total loans	1,352,878	1,256,145	1,072,856	96,733	280,022
Less:
Net deferred loan fees	5,274	5,610	2,628	(336)	2,646
Premium on purchased loans, net	(12,765)	(10,393)	(4,196)	(2,372)	(8,569)
Allowance for loan losses	15,243	14,588	13,007	655	2,236
Total loans receivable, net	$1,345,126	$1,246,340	$1,061,417	$98,786	$283,709

Total deposits increased $81.2 million, to $1.52 billion at September 30, 2021, compared to $1.44 billion at June 30, 2021, and increased $268.5 million, or 21.4%, when compared to $1.25 billion a year ago. Demand deposits increased 30.6% compared to a year ago to $510.6 million at September 30, 2021, and represented 33.5% of total deposits; money market accounts increased 44.1% compared to a year ago to $573.7 million, and represented 37.7% of total deposits; savings accounts increased 12.5% compared to a year ago to $193.5 million at September 30, 2021, and represented 12.7% of total deposits; and certificates of deposit decreased 16.5% compared to a year ago to $245.1 million at quarter-end, and represented 16.1% of total deposits.

The total cost of funds was 0.36% for the third quarter of 2021 compared to 0.37% for the second quarter of 2021 and improved from 0.51% for the third quarter of 2020.

Deposits consisted of the following at the dates indicated:

	September 30, 2021	June 30, 2021	September 30, 2020	Three Month Change	One Year Change
	(In thousands)
Noninterest-bearing demand deposits	$328,463	$307,119	$154,861	$21,344	$173,602
Interest-bearing demand deposits	182,181	175,939	236,006	6,242	(53,825)
Money market accounts	573,713	511,051	398,144	62,662	175,569
Savings accounts	193,479	185,798	171,905	7,681	21,574
Certificates of deposit	245,080	261,831	293,540	(16,751)	(48,460)
Total deposits	$1,522,916	$1,441,738	$1,254,456	$81,178	$268,460

Total shareholders’ equity decreased to $187.4 million at September 30, 2021, compared to $188.6 million three months earlier, and increased from $180.7 million a year earlier. Tangible book value per common share1 was $18.48 at September 30, 2021, compared to $18.49 at June 30, 2021 and $17.65 at September 30, 2020; while book value per common share was $18.65 at September 30, 2021, compared to $18.49 at June 30, 2021 and $17.65 at September 30, 2020. We repurchased 137,953 shares of common stock under the October 2020 Plan at an average price of $17.81 per share for a total of $2.5 million during the quarter ended September 30, 2021.

1 See reconciliation of Non-GAAP Financial Measures on page 14.

Income Statement Results

In the third quarter of 2021, the Company generated a return on average assets ("ROAA") of 0.92%, and a return on average equity ("ROAE") of 8.69%, compared to 0.69% and 6.46%, respectively, in the second quarter of 2021, and 0.99% and 8.22%, respectively, in the third quarter of 2020. For the first nine months of 2021, ROAA and ROAE was 0.79% and 7.33%, respectively, compared to 0.62% and 4.92% for the first nine months of 2020.

Total interest income increased to $16.8 million for the third quarter of 2021, compared to $15.1 million in the previous quarter and $13.4 million in the third quarter of 2020. Interest and fees on loans increased due to loan growth during the current quarter in addition to deferred fee income recognized on PPP and Main Street Lending Program (“MSLP”) loans. The current quarter yield on average loans receivable increased by 2 basis points compared to the same period in the prior year. Total interest expense was $1.4 million for the third quarter of 2021, compared to $1.4 million in the second quarter of 2021, and $1.6 million in the third quarter a year ago. A nominal increase during the quarter compared to the preceding quarter was due to interest on deposits of $25,000. For the first nine months of 2021, total interest income increased 23.2% to $46.5 million, compared to $37.7 million for the first nine months of 2020. A decrease of $2.4 million in interest expense year-over-year was due to the decline in the cost of total deposits to 24 basis points compared to 67 basis points in the third quarter one year ago.

Net interest income, before provision for loan losses, increased 12.5% during the quarter to $15.4 million, compared to $13.6 million for the preceding quarter, and increased 30.5% compared to $11.8 million in the third quarter a year ago. For the first nine months of 2021, net interest income before the provision for loan losses increased 35.8% to $42.5 million, compared to $31.3 million for the first nine months of 2020. As of September 30, 2021, we received SBA proceeds on forgiven loans totaling $39.7 million. Approximately $899,000 of the income recognized during the third quarter was related to deferred fees associated with PPP loan payoffs, compared to $93,000 of the income related to deferred fees associated with PPP loan payoffs in the second quarter of 2021. As of September 30, 2021, there is approximately $819,000 of PPP loan fee income remaining to be recognized in income.

The Company recorded a $700,000 provision for loan losses during the third quarter of 2021. This compares to a provision for loan losses of $300,000 for the preceding quarter, and a provision for loan losses of $1.4 million for the third quarter of 2020. The lower quarterly provision reflects improvement in economic conditions and stable credit quality compared to the prior year.

The net interest margin expanded 24 basis points to 3.58% for the third quarter of 2021, compared to 3.34% for the second quarter of 2021, and increased 22 basis points compared to 3.36% for the third quarter in 2020. For the first nine months of 2021, the net interest margin increased 28 basis points to 3.48%, compared to 3.20% in the first nine months of 2020, primarily due to a substantial reduction in the cost of funds as well as an improvement in our earning asset mix. Average total loans increased to 77% of average interest-earning assets compared to 72% one year ago.

The yield on earning assets increased 23 basis points to 3.91% for the third quarter of 2021, compared to 3.68% for the second quarter of 2021, and increased 9 basis points from 3.82% for the third quarter of 2020. The increase was due to higher yields on the investment portfolio and loans, coupled with higher average loan balances. The yield on the loan portfolio increased to 4.47% for the third quarter of 2021, from 4.30% for the second quarter of 2021, and increased from 4.45% for the third quarter of 2020, primarily due to deferred fee income recognized on PPP loan payoffs. The cost of interest-bearing liabilities decreased one basis point to 0.45% for the third quarter of 2021, compared to 0.46% for the second quarter of 2021, and decreased 15 basis points from 0.60% for the third quarter of 2020.

Noninterest income increased 10.7% to $4.3 million for the third quarter of 2021 from $3.9 million for the second quarter of 2021 and decreased 10.4% compared to $4.8 million for the third quarter a year ago. The third quarter of 2021 included $815,000 of servicing fee income on sold loans compared to $13,000 in the preceding quarter and $148,000 in the third quarter a year ago due in part to a catch-up entry for servicing fees on MSLP loans. Noninterest income growth during the third quarter of 2021 also included a $1.3 million gain on sale of investment securities and $134,000 in swap program participation fees. Loan and deposit service fees totaled $1.0 million for the third quarter 2021, compared to $1.0 million for the preceding quarter and $868,000 for the third quarter a year ago. In the year ago quarter, loan and deposit service fees were lower due to accommodations made to help customers affected by the halt on the economy due to the pandemic. For the first nine months of 2021, noninterest income decreased 3.1% to $10.9 million, compared to $11.2 million in the first nine months of 2020, reflecting a lower gain on sale of mortgage loans and a decrease in the cash surrender value of bank owned life insurance (BOLI) due to a one-time increase from a restructure of the BOLI policies in the third quarter of 2020, partially offset by an increase in servicing fee income on sold loans.

Noninterest expense totaled $13.9 million for the third quarter of 2021, compared to $13.7 million for the preceding quarter and $10.1 million for the third quarter a year ago. For the first nine months of 2021, noninterest expense increased to $39.7 million, from $29.7 million in the first nine months of 2020. The increases for both the third quarter and for the year-to-date period reflect higher compensation expense, including salaries, production-related commissions, incentives and benefits, as well as costs associated with expanding our footprint with two new locations, and technology enhancements for digital and mobile banking products.

The provision for income tax increased to $946,000 for the third quarter of 2021, compared to $663,000 for the second quarter of 2021, and decreased compared to $1.4 million for the third quarter of 2020. The decrease from the prior year is due to a penalty recorded related to the surrender of a bank-owned life insurance policy in the third quarter of 2020 which resulted in a higher tax provision as well as a higher effective tax rate for the related period.

Capital Ratios and Credit Quality

Capital levels for both the Company and its operating bank, First Fed, remain in excess of applicable regulatory requirements and the Bank was categorized as "well-capitalized" at September 30, 2021. Common Equity Tier 1 and Total Risk-Based Capital Ratios at September 30, 2021 were 13.4% and 14.4%, respectively.

Nonperforming loans were $1.2 million at September 30, 2021, a decrease from $1.8 million at June 30, 2021. The percentage of the allowance for loan losses to nonperforming loans increased to 1288.5%, at September 30, 2021, from 817.7% at June 30, 2021, and 419.9% at September 30, 2020. Classified loans decreased $647,000 during the third quarter to $12.7 million at September 30, 2021, reflecting improvements in almost all loan categories. The allowance for loan losses as a percentage of total loans was 1.1% at September 30, 2021, a decrease from 1.2% reported at both the three months and one year earlier.

Awards/Recognition

The Company has received several accolades as a leader in the community.

In April 2021, First Fed was recognized as a Top Corporate Citizen by the Puget Sound Business Journal. The Corporate Citizenship Awards honors local corporate philanthropists and companies making significant contributions in the region. The top 25 small, medium and large-sized companies were recognized in addition to nine other honorees this year. First Fed was ranked #4 in the medium-sized company category.

In May 2021, First Fed was named to the Middle Market Fast 50 List by the Puget Sound Business Journal. First Fed also made the Fast 50 list for 2020, which recognizes the region's fastest-growing middle market companies.

On June 24, First Fed was named to the Forbes Best Banks list for 2021 and included on the Forbes Best Bank in Washington list. Nearly 25,000 Americans were surveyed for their opinions on their current and former banking relationships. Only 135 banks (2.7%) made the list of the nearly 5,000 FDIC-insured banks in the country. First Fed was one of three in Washington to be recognized as a Best Bank based on customer feedback.

Additionally, on June 14 First Fed was named on the Puget Sound Business Journal’s Best Workplaces list. First Fed has been recognized as one the top 100 workplaces in Washington, as voted by each company’s own employees.

About the Company

First Northwest is a bank holding company that primarily engages in the business activity of its subsidiary, First Fed. First Fed is a community-oriented financial institution which has served customers and communities since 1923. Currently First Fed has 12 full-service branches and two business centers serving Clallam, Jefferson, Kitsap, Whatcom, and King counties in Washington. First Fed’s business and operating strategy is focused on building sustainable earnings through hiring experienced bankers, geographic expansion, diversifying our loan product mix, expanding our deposit product offerings that deliver value-added solutions, enhancing existing services and digital service delivery channels, and enhancing our infrastructure to support the changing needs and expectations of our customers. On October 31, 2021, the Bank will convert from a State Savings Bank Charter to a State Commercial Bank Charter and the Bank will simultaneously be renamed First Fed Bank from First Federal Savings and Loan Association.

Forward-Looking Statements

Certain matters discussed in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements relate to, among other things, expectations of the business environment in which we operate, projections of future performance, perceived opportunities in the market, potential future credit experience, and statements regarding our mission and vision. These forward-looking statements are based upon current management expectations and may, therefore, involve risks and uncertainties. Our actual results, performance, or achievements may differ materially from those suggested, expressed, or implied by forward-looking statements as a result of a wide variety or range of factors including, but not limited to: increased competitive pressures; changes in the interest rate environment; the credit risks of lending activities; changes in general economic conditions and conditions within the securities markets; legislative and regulatory changes; and other factors described in the Company’s latest Annual Report on Form 10-K and other filings with the Securities and Exchange Commission ("SEC")-which are available on our website at www.ourfirstfed.com and on the SEC’s website at www.sec.gov.

Any of the forward-looking statements that we make in this Press Release and in the other public statements we make may turn out to be incorrect because of the inaccurate assumptions we might make, because of the factors illustrated above or because of other factors that we cannot foresee. Because of these and other uncertainties, our actual future results may be materially different from those expressed or implied in any forward-looking statements made by or on our behalf and the Company's operating and stock price performance may be negatively affected. Therefore, these factors should be considered in evaluating the forward-looking statements, and undue reliance should not be placed on such statements. We do not undertake and specifically disclaim any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements. These risks could cause our actual results for 2021 and beyond to differ materially from those expressed in any forward-looking statements by, or on behalf of, us and could negatively affect the Company’s operations and stock price performance.

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except share data) (Unaudited)

	September 30, 2021	June 30, 2021	September 30, 2020	Three Month Change	One Year Change
Assets
Cash and due from banks	$17,012	$17,589	$16,776	-3.3%	1.4%
Interest-bearing deposits in banks	59,108	63,133	35,303	-6.4	67.4
Investment securities available for sale, at fair value	325,890	370,500	369,111	-12.0	-11.7
Loans held for sale	2,231	1,971	4,754	13.2	-53.1
Loans receivable (net of allowance for loan losses of $15,243, $14,588, and $13,007)	1,345,126	1,246,340	1,061,417	7.9	26.7
Federal Home Loan Bank (FHLB) stock, at cost	4,397	5,597	5,944	-21.4	-26.0
Accrued interest receivable	5,775	5,949	7,367	-2.9	-21.6
Premises and equipment, net	18,188	16,386	14,737	11.0	23.4
Mortgage servicing rights, net	2,934	2,381	1,545	23.2	89.9
Bank-owned life insurance, net	39,080	38,839	38,104	0.6	2.6
Goodwill and other intangible assets	1,186	—	—	100.0	100.0
Prepaid expenses and other assets	24,210	18,706	9,612	29.4	151.9
Total assets	$1,845,137	$1,787,391	$1,564,670	3.2%	17.9%

Liabilities and Shareholders' Equity
Deposits	$1,522,916	$1,441,738	$1,254,456	5.6%	21.4%
Borrowings	60,000	90,000	109,150	-33.3	-45.0
Subordinated debt, net	39,261	39,241	—	0.1	100.0
Accrued interest payable	29	455	51	-93.6	-43.1
Accrued expenses and other liabilities	33,369	26,221	18,359	27.3	81.8
Advances from borrowers for taxes and insurance	2,118	1,143	1,986	85.3	6.6
Total liabilities	1,657,693	1,598,798	1,384,002	3.7	19.8

Shareholders' Equity
Preferred stock, $0.01 par value, authorized 5,000,000 shares, no shares issued or outstanding	—	—	—	n/a	n/a
Common stock, $0.01 par value, authorized 75,000,000 shares; issued and outstanding 10,050,877 at September 30, 2021; issued and outstanding 10,205,867 at June 30, 2021; and issued and outstanding 10,234,204 at September 30, 2020	102	102	102	0.0	0.0
Additional paid-in capital	96,396	97,463	97,229	-1.1	-0.9
Retained earnings	99,058	96,573	89,546	2.6	10.6
Accumulated other comprehensive income, net of tax	934	3,546	3,186	-73.7	-70.7
Unearned employee stock ownership plan (ESOP) shares	(8,736)	(8,901)	(9,395)	1.9	7.0
Total parent's shareholders' equity	187,754	188,783	180,668	-0.5	3.9
Noncontrolling interest in Quin Ventures LLC	(310)	(190)	—	-63.2	100.0
Total shareholders' equity	187,444	188,593	180,668	-0.6	3.8

Total liabilities and shareholders' equity	$1,845,137	$1,787,391	$1,564,670	3.2%	17.9%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data) (Unaudited)

	Quarter Ended
	September 30, 2021	June 30, 2021	September 30, 2020	Three Month Change	One Year Change
INTEREST INCOME
Interest and fees on loans receivable	$14,581	$12,866	$11,097	13.3%	31.4%
Interest on mortgage-backed and related securities	715	644	565	11.0	26.5
Interest on investment securities	1,423	1,480	1,603	-3.9	-11.2
Interest on deposits in banks	18	15	9	20.0	100.0
FHLB dividends	41	46	97	-10.9	-57.7
Total interest income	16,778	15,051	13,371	11.5	25.5

INTEREST EXPENSE
Deposits	850	825	1,405	3.0	-39.5
Borrowings	186	183	205	1.6	-9.3
Subordinated debt	390	394	—	-1.0	100.0
Total interest expense	1,426	1,402	1,610	1.7	-11.4

Net interest income	15,352	13,649	11,761	12.5	30.5

PROVISION FOR LOAN LOSSES	700	300	1,350	133.3	-48.1

Net interest income after provision for loan losses	14,652	13,349	10,411	9.8	40.7

NONINTEREST INCOME
Loan and deposit service fees	1,015	1,001	868	1.4	16.9
Sold loan servicing fees, net of amortization	815	13	148	6169.2	450.7
Net gain on sale of loans	663	921	1,725	-28.0	-61.6
Net gain on sale of investment securities	1,286	1,124	969	14.4	32.7
Increase in cash surrender value of bank-owned life insurance	241	242	622	-0.4	-61.3
Other income	265	571	449	-53.6	-41.0
Total noninterest income	4,285	3,872	4,781	10.7	-10.4

NONINTEREST EXPENSE
Compensation and benefits	8,713	8,559	6,070	1.8	43.5
Data processing	826	726	640	13.8	29.1
Occupancy and equipment	1,848	1,803	1,367	2.5	35.2
Supplies, postage, and telephone	279	355	254	-21.4	9.8
Regulatory assessments and state taxes	335	301	262	11.3	27.9
Advertising	547	492	285	11.2	91.9
Professional fees	422	644	361	-34.5	16.9
FDIC insurance premium	134	168	86	-20.2	55.8
Other	830	659	756	25.9	9.8
Total noninterest expense	13,934	13,707	10,081	1.7	38.2

INCOME BEFORE PROVISION FOR INCOME TAXES	5,003	3,514	5,111	42.4	-2.1

PROVISION FOR INCOME TAXES	946	663	1,436	42.7	-34.1

NET INCOME	4,057	2,851	3,675	42.3	10.4
Net loss on noncontrolling interest in Quin Ventures LLC	121	145	—	-16.6	100.0

NET INCOME ATTRIBUTABLE TO PARENT	$4,178	$2,996	$3,675	39.5%	13.7%

Basic earnings per common share	$0.45	$0.33	$0.40	36.4%	12.5%
Diluted earnings per common share	$0.45	$0.32	$0.40	40.6%	12.5%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

CONSOLIDATED STATEMENTS OF INCOME

(Dollars in thousands, except per share data) (Unaudited)

	Nine Months Ended September 30,		Percent
	2021	2020	Change
INTEREST INCOME
Interest and fees on loans receivable	$39,988	$31,169	28.3%
Interest on mortgage-backed and related securities	1,823	2,264	-19.5
Interest on investment securities	4,473	3,988	12.2
Interest on deposits in banks	46	85	-45.9
FHLB dividends	132	199	-33.7
Total interest income	46,462	37,705	23.2

INTEREST EXPENSE
Deposits	2,609	5,584	-53.3
Borrowings	560	840	-33.3
Subordinated debt	809	—	100.0
Total interest expense	3,978	6,424	-38.1

Net interest income	42,484	31,281	35.8

PROVISION FOR LOAN LOSSES	1,500	4,116	-63.6

Net interest income after provision for loan losses	40,984	27,165	50.9

NONINTEREST INCOME
Loan and deposit service fees	2,853	2,514	13.5
Sold loan servicing fees, net of amortization	858	(9)	9633.3
Net gain on sale of loans	2,921	4,109	-28.9
Net gain on sale of investment securities	2,410	2,235	7.8
Increase in cash surrender value of bank-owned life insurance	727	1,577	-53.9
Other income	1,092	782	39.6
Total noninterest income	10,861	11,208	-3.1

NONINTEREST EXPENSE
Compensation and benefits	24,567	17,397	41.2
Data processing	2,921	2,099	9.1
Occupancy and equipment	5,274	4,063	29.8
Supplies, postage, and telephone	876	749	17.0
Regulatory assessments and state taxes	897	659	36.1
Advertising	1,484	934	58.9
Professional fees	1,588	1,115	42.4
FDIC insurance premium	450	156	188.5
FHLB prepayment penalty	—	210	-100.0
Other	2,308	2,363	-2.3
Total noninterest expense	39,735	29,745	33.6

INCOME BEFORE PROVISION FOR INCOME TAXES	12,110	8,628	40.4

PROVISION FOR INCOME TAXES	2,082	2,104	-1.0

NET INCOME	10,028	6,524	53.7
Net loss on noncontrolling interest in Quin Ventures LLC	266	—	100.0
NET INCOME ATTRIBUTABLE TO PARENT	$10,294	$6,524	57.8%

Basic earnings per common share	$1.12	$0.69	62.3%
Diluted earnings per common share	$1.11	$0.69	60.9%

FIRST NORTHWEST BANCORP AND SUBSIDIARY

Selected Financial Ratios and Other Data

(Dollars in thousands, except per share data) (Unaudited)

	As of or For the Quarter Ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
Performance ratios: (1)
Return on average assets	0.92%	0.69%	0.76%	0.97%	0.99%
Return on average equity	8.69	6.46	6.70	8.32	8.22
Average interest rate spread	3.46	3.22	3.38	3.35	3.22
Net interest margin (2)	3.58	3.34	3.48	3.46	3.36
Efficiency ratio (3)	70.3	78.2	74.7	67.7	60.9
Equity to total assets	10.16	10.55	10.49	11.27	11.55
Average interest-earning assets to average interest-bearing liabilities	134.1	133.9	134.6	131.7	130.9
Book value per common share	$18.65	$18.49	$17.86	$18.20	$17.65

Tangible performance ratios:[1]
Tangible assets	$1,843,395	$1,787,389	$1,736,292	$1,654,348	$1,564,669
Tangible common equity	185,702	188,591	182,097	186,382	180,667
Tangible common equity ratio	10.07%	10.55%	10.49%	11.27%	11.55%
Return on tangible common equity	8.93	6.37	6.95	8.15	8.09
Tangible book value per common share	$18.48	$18.49	$17.86	$18.19	$17.65

Asset quality ratios:
Nonperforming assets to total assets at end of period (4)	0.06%	0.10%	0.12%	0.10%	0.21%
Nonperforming loans to total loans (5)	0.09	0.14	0.18	0.20	0.30
Allowance for loan losses to nonperforming loans (5)	1,288.50	817.71	668.15	609.20	419.85
Allowance for loan losses to total loans	1.13	1.16	1.22	1.20	1.21
Net charge-offs to average outstanding loans	0.01	0.00	0.00	0.00	0.04

Capital ratios (First Federal):
Tier 1 leverage	10.6%	10.9%	11.2%	10.3%	10.5%
Common equity Tier 1 capital	13.4	14.5	15.1	13.4	14.7
Tier 1 risk-based	13.4	14.5	15.1	13.4	14.7
Total risk-based	14.4	15.6	16.3	14.6	16.0

Other Information:
Average total assets	$1,810,543	$1,737,363	$1,645,806	$1,567,521	$1,488,723
Average total loans	1,303,199	1,211,348	1,144,230	1,089,505	1,009,210
Average interest-earning assets	1,702,762	1,639,782	1,549,316	1,466,103	1,401,090
Average noninterest-bearing deposits	314,677	304,483	283,204	245,024	218,615
Average interest-bearing deposits	1,179,096	1,133,472	1,092,114	1,032,608	1,009,041
Average interest-bearing liabilities	1,269,958	1,224,665	1,150,743	1,113,339	1,070,285
Average equity	190,764	186,153	186,171	183,424	178,887
Average shares - basic	9,184,568	9,130,113	9,094,354	9,214,965	9,257,252
Average shares - diluted	9,268,076	9,248,667	9,185,725	9,258,109	9,263,975

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(5)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.

1 See reconciliation of Non-GAAP Financial Measures on page 14.

FIRST NORTHWEST BANCORP AND SUBSIDIARY

Selected Financial Ratios and Other Data

(Dollars in thousands, except per share data) (Unaudited) (continued)

	As of or For the Nine Months Ended September 30,
	2021	2020
Performance ratios: (1)
Return on average assets	0.79%	0.62%
Return on average equity	7.33	4.92
Average interest rate spread	3.37	3.00
Net interest margin (2)	3.48	3.20
Efficiency ratio (3)	73.5	70.0
Equity to total assets	10.16	11.55
Average interest-earning assets to average interest-bearing liabilities	134.2	130.2
Book value per common share	$18.65	$17.65

Tangible performance ratios:[1]
Tangible assets	$1,843,395	$1,564,669
Tangible common equity	185,702	180,667
Tangible common equity ratio	10.07%	11.55%
Return on tangible common equity	7.41	4.82
Tangible book value per common share	$18.48	$17.65

Asset quality ratios:
Nonperforming assets to total assets at end of period (4)	0.06%	0.21%
Nonperforming loans to total loans (5)	0.09	0.30
Allowance for loan losses to nonperforming loans (5)	1288.50	419.85
Allowance for loan losses to total loans	1.13	1.21
Net charge-offs to average outstanding loans	0.01	0.08

Capital ratios (First Federal):
Tier 1 leverage	10.6%	10.5%
Common equity Tier 1 capital	13.4	14.7
Tier 1 risk-based	13.4	14.7
Total risk-based	14.4	16.0

Other Information:
Average total assets	$1,731,841	$1,393,036
Average total loans	1,220,175	941,627
Average interest-earning assets	1,631,179	1,305,366
Average noninterest-bearing deposits	300,903	177,971
Average interest-bearing deposits	1,135,213	931,988
Average interest-bearing liabilities	1,215,559	1,002,751
Average equity	187,713	176,844
Average shares -– basic	9,196,729	9,409,754
Average shares -– diluted	9,294,256	9,439,238

(1)	Performance ratios are annualized, where appropriate.
(2)	Net interest income divided by average interest-earning assets.
(3)	Total noninterest expense as a percentage of net interest income and total other noninterest income.
(4)	Nonperforming assets consists of nonperforming loans (which include nonaccruing loans and accruing loans more than 90 days past due), real estate owned and repossessed assets.
(5)	Nonperforming loans consists of nonaccruing loans and accruing loans more than 90 days past due.

1 See reconciliation of Non-GAAP Financial Measures on page 14.

FIRST NORTHWEST BANCORP AND SUBSIDIARY

ADDITIONAL INFORMATION

(Dollars in thousands) (Unaudited)

Selected loan detail:

	As of the Quarter Ended
	September 30, 2021	June 30, 2021	September 30, 2020	Three Month Change	One Year Change
	(In thousands)
Commercial business loans breakout
PPP loans	$26,858	$45,211	$32,089	$(18,353)	$(5,231)
Northpointe Bank MPP	27,504	—	71,416	27,504	(43,912)
Secured lines of credit	8,279	13,685	1,240	(5,406)	7,039
Unsecured lines of credit	2,708	2,270	1,928	438	780
Other commercial business loans	26,590	14,829	16,363	11,761	10,227
Total commercial business loans	$91,939	$75,995	$123,036	$15,944	$(31,097)

Auto and other consumer loans breakout
Triad Manufactured Home loans	$58,823	$49,735	$2,134	$9,088	$56,689
Woodside auto loans	99,335	94,934	79,178	4,401	20,157
First Help auto loans	4,164	4,608	—	(444)	4,164
Other auto loans	15,715	18,223	26,573	(2,508)	(10,858)
Other consumer loans	4,201	4,117	3,897	84	304
Total auto and other consumer loans	$182,238	$171,617	$111,782	$10,621	$70,456

Construction and land loans breakout
1-4 Family construction	$66,287	$53,630	$32,667	$12,657	$33,620
Multifamily construction	80,146	58,097	17,555	22,049	62,591
Acquisition-renovation	53,670	59,141	8,079	(5,471)	45,591
Nonresidential construction	4,520	3,156	6,970	1,364	(2,450)
Land and development	9,849	9,661	9,933	188	(84)
Total construction and land loans	$214,472	$183,685	$75,204	$30,787	$139,268

FIRST NORTHWEST BANCORP AND SUBSIDIARY

ADDITIONAL INFORMATION

(Dollars in thousands) (Unaudited)

Non-GAAP Financial Measures

This press release contains both financial measures based on GAAP and non-GAAP based financial measures, which are used where management believes them to be helpful in understanding the Company’s results of operations or financial position. Where non-GAAP financial measures are used, the comparable GAAP financial measure, as well as the reconciliation to the comparable GAAP financial measure, are included in this press release. These disclosures should not be viewed as a substitute for operating results determined in accordance with GAAP, and are not necessarily comparable to non-GAAP performance measures that may be presented by other companies.

Reconciliations of the GAAP and non-GAAP measures are presented below:

Tangible Common Equity:

	As of or For the Quarter Ended
	September 30, 2021	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020
	(Dollars in thousands, except per share data)
Total shareholders' equity	$187,444	$188,593	$182,098	$186,383	$180,668
Less: goodwill and intangible assets	1,186	—	—	—	—
Less: disallowed servicing rights	556	2	1	1	1
Total tangible common equity	$185,702	$188,591	$182,097	$186,382	$180,667

Total assets	$1,845,137	$1,787,391	$1,736,293	$1,654,349	$1,564,670
Less: goodwill and intangible assets	1,186	—	—	—	—
Less: disallowed servicing rights	556	2	1	1	1
Total tangible assets	$1,843,395	$1,787,389	$1,736,292	$1,654,348	$1,564,669

Tangible common equity ratio (1)	10.07%	10.55%	10.49%	11.27%	11.55%
Net income	$4,178	$2,996	$3,120	$3,816	$3,675
Return on tangible common equity (1)	8.93%	6.37%	6.95%	8.15%	8.09%
Common shares outstanding	10,050,877	10,205,867	10,195,644	10,247,185	10,234,204
Tangible book value per common share (1)	$18.48	$18.49	$17.86	$18.19	$17.65

	As of or For the Nine Months Ended September 30,
	2021	2020
	(Dollars in thousands, except per share data)
Total shareholders' equity	$187,444	$180,668
Less: goodwill and intangible assets	1,186	—
Less: disallowed servicing rights	556	1
Total tangible common equity	$185,702	$180,667

Total assets	$1,845,137	$1,564,670
Less: goodwill and intangible assets	1,186	—
Less: disallowed servicing rights	556	1
Total tangible assets	$1,843,395	$1,564,669

Tangible common equity ratio (1)	10.07%	11.55%
Net income	$10,294	$6,524
Return on tangible common equity (1)	7.41%	4.82%
Common shares outstanding	10,050,877	10,234,204
Tangible book value per common share (1)	$18.48	$17.65

Non-GAAP Financial Measures Footnote

(1)

We believe these non-GAAP metrics provide an important measure with which to analyze and evaluate financial condition and capital strength. In addition, we believe that use of tangible equity and tangible assets improves the comparability to other institutions that have not engaged in acquisitions that resulted in recorded goodwill and other intangibles.